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                                                                    EXHIBIT 4(t)

                                  AMENDMENT TO
                           SECOND AMENDED AND RESTATED
                             STOCKHOLDERS' AGREEMENT



         THIS AMENDMENT is made and entered into as of January 11, 1999 and amends that certain Second Amended and Restated Stockholders' Agreement among Regent Communications, Inc. and certain of its shareholders (the "Stockholders' Agreement"). Capitalized terms used herein without definition shall have the same meanings as set forth in the Stockholders' Agreement.


                                   WITNESSETH:

         WHEREAS, the Company intends to designate and issue shares of a new series of convertible preferred stock entitled Series G Convertible Preferred Stock (the "Series G Preferred Stock"), which is to have substantially the same terms as the Series F Preferred Stock; and

         WHEREAS, in conjunction with the issuance of the Series G Preferred Stock, certain amendments to the Stockholders' Agreement are desired; and

         WHEREAS, the Stockholders signing this Amendment hold more than fifty percent (50%) of the Common Stock Beneficially Owned by all Stockholders, thereby permitting the Company and Stockholders signing below to amend the Stockholders' Agreement pursuant to Section 16 thereof;

         NOW, THEREFORE, in consideration of the premises and the agreements contained herein, it is hereby agreed as follows:

         1.       AMENDMENTS. The Stockholders' Agreement is amended as follows:

                  (a) The definition of "Eligible Put Shares" is expanded to include the Series G Preferred Stock, and accordingly, subpart (v) of the definition is changed to state "(v) any series of preferred stock first created by the Board of Directors after the date hereof other than the Company's 10%
Series G Convertible Preferred Stock, $ .01 par value". . . .

                  (b) The definition of "Preferred Stock" is amended to state in its entirety as follows:

                  "'Preferred Stock' means any or all of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, or Series G Preferred Stock."

                  (c) Section 12 is amended to add to the exclusions from the applicability of the purchase right contained therein the issuance of Series F Preferred Stock pursuant to the


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Series F Preferred Stock Purchase Agreement by adding in the second parenthetical phrase in the first sentence the following "or (v) pursuant to the
Series F Preferred Stock Purchase Agreement". . . .

                  (d) There is added to the Stockholders' Agreement a Section 30 to state in its entirety as follows:

                           "30. Automatic Amendment to Series G Preferred Stock.
                  In the event any of the terms of the Series F Preferred Stock (other than amendments which provide the holders of the Series F Preferred Stock with increased or additional voting or consent rights or board representation), as set forth in the Amended and Restated Charter, are amended, the corresponding terms of the Series G Preferred Stock shall be similarly amended automatically and without the necessity of a vote of the holders of the Series G Preferred Stock so as to keep the terms of the two Series consistent, purchase and acceptance of delivery of the Series G Preferred Stock being deemed consent to any such automatic amendment."


         2. REMAINDER OF AGREEMENT. Except as specifically amended hereby, the terms, conditions and provisions of Stockholders' Agreement remain in full force and effect.

         3. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.


         IN WITNESS WHEREOF, the signatories below have caused this Amendment to be executed and delivered as of the date first above written.

REGENT COMMUNICATIONS, INC.                 WALLER-SUTTON MEDIA PARTNERS,
                                                L.P.

By:  /s/                                    By:  Waller-Sutton Media, L.L.C.,
                                                      its General Partner
       Name:  /s/
       Title:    /s/                        By:  /s/
                                                     Member


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/s/
TERRY S. JACOBS                   BLUE CHIP CAPITAL FUND II
                                             LIMITED PARTNERSHIP

/s/                               By:  Blue Chip Venture Company, Ltd.,
WILLIAM L. STAKELIN                        its General Partner

                                           By:  /s/

/s/                                        Name: /s/
JOEL M. FAIRMAN                            Title: /s/



                                           MIAMI VALLEY VENTURE FUND, L.P.

                                           By:  Blue Chip Venture Company of
                                                    Dayton, Ltd., its Special
                                                    Limited Partner

                                           By: /s/
                                                    John H. Wyant
                                                    Manager